Exhibit 99.1

Discovery Labs to Report Second Quarter 2011 Results and Hold Conference Call on Wednesday August 3, 2011

Warrington, PA — July 22, 2011 — Discovery Laboratories, Inc. (Nasdaq: DSCO) will report second quarter 2011 results on Wednesday August 3, 2011 before the open of the U.S. financial markets. Discovery Labs will also host a conference call at 10:00 a.m. EDT on the same day to discuss (i) the status of the filing with the FDA of the Complete Response to potentially gain approval for Surfaxin® for the prevention of respiratory distress syndrome (RDS) in premature infants, which remains on track for the third quarter of 2011, (ii) financial results for the second quarter of 2011, and (iii) other recent operational highlights.

Participants are encouraged to access this audio webcast through a live broadcast on the Company’s website at www.discoverylabs.com.  It is recommended that participants log onto the audio webcast at least 15 minutes prior to the call. The Internet broadcast will be available for up to 90 days after the call at the Company’s website.

The call in number is (866) 332-5218.  The international call in number is (706) 679-3237.  A replay of the conference call will be available two hours after the call’s completion and remain available through August 10, 2011.  The replay number to hear the conference call is (855) 859-2056 or (404) 537-3406.  The passcode is 85213033.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company developing surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations.  Discovery Labs is also developing its proprietary capillary aerosolization technology and novel patient interfaces to enable efficient, targeted upper respiratory or alveolar delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those related to Discovery Labs’ ongoing comprehensive non-clinical program, development and manufacturing activities and related regulatory efforts intended to gain FDA approval for Surfaxin for the prevention of respiratory distress syndrome in premature infants and other pre-clinical and clinical research and development programs, including the potential development of aerosolized KL4 surfactant and the proprietary patient interface technology, are described in Discovery Labs’ filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Except as otherwise required by law, Discovery Labs undertakes no obligation to update or revise any forward-looking statements.

Contact Information:
John G. Cooper, President and Chief Financial Officer
215-488-9490